Exhibit 99.2

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

September 23, 2010

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES

OFFERING OF $250 MILLION OF SENIOR UNSECURED NOTES DUE 2020

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) announced today that it is commencing an underwritten public offering of $250 million aggregate principal amount of senior unsecured notes due 2020 under its shelf registration statement filed with the Securities and Exchange Commission.

WRIT intends to utilize the net proceeds from the offering for the purchase of its outstanding 3 7/8% convertible senior notes due 2026 and 5.95% senior notes due 2011 pursuant to the previously announced tender offers for these notes which commenced September 23, 2010. Remaining net proceeds, if any, are intended to be used to repay borrowings under WRIT’s lines of credit or for general corporate purposes.

Citi and Wells Fargo Securities will be the Joint Book-Running Managers for the offering. A preliminary prospectus and final prospectus related to the public offering will be filed with the Securities and Exchange Commission. Copies of the preliminary prospectus and final prospectus, when available, may be obtained from Citi, Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 or by calling toll-free at 1-877-858-5407 or Wells Fargo Securities, 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Attention: Syndicate Operations, or by calling toll-free at 1-800-326-5897.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 88 properties, totaling approximately 11 million square feet of commercial space and 2,540 residential units, and land held for development. These 88 properties consist of 26 office properties, 19 industrial/flex properties, 18 medical office properties, 14 retail centers and 11 multifamily properties. WRIT’s shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in our earnings press release or during our presentation are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, the timing and pricing of lease transactions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, changes in general and local economic and real estate market conditions, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2009 Form 10-K and second quarter 2010 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.